Exhibit 99.2

DivX Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
DivX Corporation

We have audited the accompanying consolidated balance sheets of DivX Corporation and subsidiaries (the “Company”) as of December 31, 2014 and the related consolidated statements of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for the nine months ended December 31, 2014. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DivX Corporation and subsidiaries as of December 31, 2014, and the consolidated results of their operations and their cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP
New York, New York
April  14, 2015

DivX Corporation

Consolidated Balance Sheet
(in thousands)

As of December 31, 2014
Assets

Current assets:
Cash and cash equivalents	$9,408
Accounts receivable, net of allowance of $978	21,099
Income taxes receivable	3,900
Prepaid expenses	1,667
Deferred tax assets, net	611
Other assets	259
Total current assets	36,944
Property and equipment, net	3,557
Purchased intangible assets, net	20,535
Other long-term assets	382
Total assets	$61,418

Liabilities and Stockholder’s Equity

Current liabilities:
Accounts payable	$776
Accrued liabilities	3,382
Accrued compensation and benefits	2,311
Deferred revenue	3,283
Total current liabilities	9,752
Deferred tax liability	1,948
Deferred revenue, long-term	360
Deferred rent liability, long-term	1,883
Total liabilities	13,943
Commitments and contingencies
Stockholder’s equity
Preferred stock, $0.001 par value; 9,000,000 shares authorized, issued and outstanding	9
Common stock, $0.001 par value; 100,000,000 shares authorized; 90,000,000 shares issued and outstanding	90
Additional paid-in capital	62,347
Accumulated other comprehensive loss	(251)
Accumulated deficit	(14,720)
Total stockholder’s equity	47,475
Total liabilities and stockholder’s equity	$61,418

See notes to consolidated financial statements

DivX Corporation

Consolidated Statement of Operations
(in thousands, except per share amounts)

Nine Months ended December 31, 2014

Net revenues	$19,304

Cost of net revenues	4,587
Gross profit	14,717

Operating expenses:
Selling, general and administrative	14,657
Product development	16,339
Amortization of purchased intangible assets	3,415
Total operating expenses	34,411
Operating loss	(19,694)
Interest income, net	493
Other expense, net	(41)
Bargain purchase gain	2,711
Loss before income taxes	(16,531)
Income tax benefit	1,811
Net loss	$(14,720)

Net loss per share – basic and diluted	$(0.54)
Weighted average number of shares used to compute net loss per share – basic and diluted	27,491

See notes to consolidated financial statements

DivX Corporation

Consolidated Statement of Comprehensive Loss
(in thousands)

Nine Months ended December 31, 2014

Net loss	$(14,720)

Other comprehensive loss, net of taxes:
Change in foreign currency translation	(251)
Comprehensive loss	$(14,971)

See notes to consolidated financial statements

DivX Corporation

Consolidated Statement of Stockholder’s Equity
(in thousands)

	Preferred Stock		Common Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholder’s equity
	Shares	Amount	Shares	Amount
Issuance of common and preferred stock at inception	9,000	$9	90,000	$90	$62,321	—	—	$62,420
Share-based compensation	—	—	—	—	$26	—	—	$26
Comprehensive income (loss):
Net loss	—	—	—	—	—	$(14,720)	—	$(14,720)
Unrealized gain on foreign currency translation, net of taxes	—	—	—	—	—	—	$(251)	$(251)
Balance at December 31, 2014	9,000	$9	90,000	$90	$62,347	$(14,720)	$(251)	$47,475

See notes to consolidated financial statements

DivX Corporation

Consolidated Statement of Cash Flows
(in thousands)

Nine Months ended December 31, 2014
Cash flows from operating activities:
Net loss	$(14,720)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	352
Deferred taxes	(4,633)
Amortization of purchased intangible assets	3,415
Share-based compensation	26
Bargain purchase gain	(2,711)
Changes in operating assets and liabilities:
Accounts receivable	18,266
Prepaid expenses	(935)
Other assets	(641)
Accounts payable	(1,644)
Accrued liabilities	3,399
Accrued compensation and benefits	973
Deferred revenue	(1,257)
Deferred rent	(61)
Income taxes payable	(1,092)
Net cash used in operating activities	(1,263)

Cash flows from investing activities:
Purchase of property and equipment	(1,190)
Net cash used in the acquisition of DivX LLC Units	(50,308)
Net cash used in investing activities	(51,498)

Cash flows from financing activities:
Proceeds from the sale of common and preferred stock	62,420
Net cash provided by financing activities	62,420
Effect of exchange rate changes on cash	(251)
Net increase in cash and cash equivalents	9,408
Cash and cash equivalents at beginning of the period	—
Cash and cash equivalents at end of year	$9,408

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,071

Non-cash investing activities:
Leasehold improvements funded by lease incentives	$1,945

See notes to consolidated financial statements

DivX Corporation
Notes to the Consolidated Financial Statements

1. Nature of Business and Ownership

DivX Corporation (the Company, or DivX), was incorporated in Delaware on March 11, 2014 as PCF Number 1, Inc. and subsequently changed its name to DivX Corporation. On March 31, 2014 an investment group led by Parallax Capital Fund and Stepstone Group, through an investment fund PCF Number 1, LLC invested in PCF Number 1, Inc. for the purposes of purchasing 100% of the outstanding units of DivX LLC and its subsidiaries from Rovi Corporation (“Rovi”) for a purchase price of $52.5 million and additional consideration of up to $22.5 million payable upon the achievement of revenue milestones.

DivX is a provider of next-generation digital video technologies for Over-The-Top services from content preparation, to protected delivery and multi-screen playback of high-quality video across consumer electronics devices and mobile platforms. DivX, along with its subsidiary MainConcept, is accelerating the adoption of the HEVC/H.265 video standard across the video supply chain with solutions for 3rd party software integration, transcoding applications, and protected playback on consumer electronics devices. The MainConcept SDKs provide an extensive library of digital video components, from industry standard codecs to support for next generation video standards as well as support for professional camera formats. MainConcept SDKs enable software developers to integrate video and audio support into their applications, services or environments. The Company’s first product offering was a video compression-decompression software library (codec). In addition to its codec, the Company provides consumer software, including the DivX Player application, from its website, DivX.com. The Company also licenses its technologies to consumer hardware device manufacturers and certifies their products to ensure the interoperable support of DivX-encoded content. In addition to technology licensing to consumer hardware device manufacturers, the Company currently generates revenue from software licensing, advertising, distributing third-party software and services related to content distribution.

The Company’s operations and corporate headquarters are located primarily in the United States, and most of its assets are located in San Diego, California. The Company operates in one segment. In addition to its corporate headquarters, the Company has development, sales and customer support offices located in Aachen, Germany; Tomsk, Russia; Tokyo and Osaka Japan, Seoul, Korea; London, United Kingdom; Taipei, Taiwan and Shenzhen, China.

2. Summary of Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, or GAAP.

The accompanying consolidated financial statements include the Company’s accounts and those of its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. Actual results could differ from those estimates.

Cash and equivalents

Cash and equivalents consist of cash, money market funds and other highly liquid investments with original maturities of three months or less at the time of acquisition.

Fair Value Measurements

We determine a fair value measurement based on the assumptions a market participant would use in pricing an asset or liability. Accounting Standards Codification, or ASC, 820 establishes a three-level hierarchy making a distinction between market participant assumptions based on (i) unadjusted quoted prices for identical assets or liabilities in an active market (Level 1), (ii) quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (Level 2), and (iii) prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (Level 3).

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

The carrying amounts of cash and cash equivalents, accounts receivable, net of allowance, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

Accounts receivable and allowance for uncollectible sales and accounts

The Company has reflected in its consolidated balance sheets, on a net basis, amounts invoiced to customers that are unpaid when the associated revenue is unearned. The amount of unearned revenue that has been offset against the related accounts receivable totaled approximately $1.0 million at December 31, 2014.

The Company maintains an allowance for estimated uncollectible accounts receivable. The Company estimates the allowance for uncollectible accounts receivable based on its historical experience and records increases or decreases to the allowance as an offset to revenue. In evaluating the adequacy of this allowance the Company considers the length of time the receivables are past due, specific customer creditworthiness, geographic risk, the current business environment and historical discrepancies in business volume reports received from customers. In cases where the customer is new and has not demonstrated the ability to pay, the Company delays recognition of the revenue until such time as the new customer has paid, unless significant and persuasive evidence exists that the customer is creditworthy.

Concentration of credit risk

A significant portion of the Company’s total net revenues comes from a small number of customers. Two customers accounted for 26% and 21%, respectively, of total net revenues for the nine months ended December 31, 2014.

Credit terms are generally provided giving consideration to the small financial commitment of the Company’s resources to any particular customer transaction. A cash deposit is generally not required. Three customers accounted for 59%, 14% and 13%, respectively, of accounts receivable, net as of December 31, 2014.

Intangible and other long-lived assets

Long-lived assets, such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Property and equipment, consisting primarily of office and computer equipment, are recorded at cost. Depreciation is computed using the straight-line method over the shorter of the useful lives of the assets or the remaining associated lease terms, which are three to five years.

Intangible assets resulting from the acquisitions of entities in a business combination accounted for using the purchase method of accounting are recorded at the estimated fair value of the assets acquired. Identifiable intangible assets are comprised of purchased customer relationships, tradename and developed technologies.

Identifiable intangible assets are amortized using the straight-line method over estimated useful lives ranging from five to seven years by major class as follows:

Weighted Average Useful Life (years)
Developed technologies	5
Tradename	7
Customer relationships	5

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

Long-lived assets, including as intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the value of the assets based on the future cash flows the assets are expected to generate, and recognizes an impairment loss when the estimated undiscounted future cash flows that are expected to result from the use of the assets, plus net proceeds expected from disposition of the assets (if any), are less than the carrying value of the assets. When an impairment is identified, we reduce the carrying amount of the assets to estimated fair value based on a discounted cash flow approach or, when available and appropriate, comparable market values.

Deferred rent

Rent expense on non-cancellable leases containing known future scheduled rent increases are recorded on a straight-line basis over the term of the respective leases beginning when the Company takes possession of the leased property. The difference between rent expense and rent paid is accounted for as deferred rent. Landlord construction allowances and other such lease incentives are recorded as deferred rent and are amortized on a straight-line basis as a reduction to rent expense.

Foreign currency translation

The functional currency of the Company’s foreign subsidiaries is generally their respective local currency. Assets and liabilities are translated into U.S. dollars at the rate of exchange existing at the balance sheet date. Income statement amounts are translated at the average exchange rates for the period. Translation gains and losses are included as a component of accumulated other comprehensive loss in the consolidated balance sheets. Foreign currency transaction gains and (losses) are included in the consolidated statements of income, principally in other income (expense), net.

Revenue recognition

The Company recognizes revenue for transactions to sell products and to license technology when four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable and collectability is reasonably assured. Revenue from multiple-element arrangements is allocated among separate elements based on their estimated sales prices, provided the elements have value on a stand-alone basis, there is objective and reliable evidence of sales price, the arrangement does not include a general right of return relative to the delivered item and delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control. The maximum revenue recognized on a delivered element is limited to the amount that is not contingent upon the delivery of additional items.

The Company’s licensing revenue is primarily derived from royalties paid to the Company by licensees of the Company’s intellectual property rights. Revenue in such transactions is recognized during the period in which such customers report to the Company the number of royalty-eligible units that they have shipped. Revenue from guaranteed minimum-royalty licenses is recognizable upon delivery of the technology license when no further obligations of the Company exist. In certain guaranteed minimum-royalty licenses, the Company enters into extended payment programs with customers. Revenue related to such extended payment programs is recognized at the earlier of when cash is received or when periodic payments become due to the Company. If the Company receives non-refundable advance payments from licensees that are allocable to a future contract period or could be creditable against other obligations of the licensee to it, the recognition of the related revenue is deferred until such future period or creditable obligation lapses. Royalties and other license fees are recorded net of reserves for estimated losses, and are recognized when all revenue recognition criteria have been met. The Company makes judgments as to whether collectability can be reasonably assured based on the licensee’s recent payment history unless significant and persuasive evidence exists that the customer is creditworthy. In the absence of a favorable collection history or significant and persuasive evidence that the customer is creditworthy, the Company recognizes revenue upon receipt of cash, provided that all other revenue recognition criteria have been met.

Product development costs

The Company includes research and development costs as part of product development expenses. The Company accounts for research and development costs in accordance with the applicable accounting standards, which specify that costs incurred internally in research and development of a computer software product should be charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. The Company has determined that technological feasibility for its software products is reached shortly before the products are available for general release to customers. Through December 31, 2014, the Company has expensed all software development costs when incurred because costs incurred after technological feasibility was established and prior to commercial availability was insignificant. Additionally, the Company incurs website development costs, which are required to be capitalized. However, such costs incurred for software acquired or built while in the application and infrastructure development stage has been insignificant. As a result, all related development costs have been expensed in the period incurred.

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

Advertising

The Company expenses advertising costs as incurred and are included in selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss. Advertising expenses for the nine months ended December 31, 2014 was approximately $50,000.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets or liabilities are recognized based on the temporary differences between financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

The Company recognizes and measures benefits for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not of being sustained upon audit, the second step is to measure the tax benefit as the largest amount that has more than a 50% chance of being realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates uncertain tax positions on a quarterly basis. The evaluations are based upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits and effective settlement of audit issues.

Share-based compensation

The Company has in effect a stock incentive plan under which non-qualified stock options have been granted to employees. The Company recognizes share-based compensation expenses using a fair-value based method. The compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service periods.

Such expense is derived from stock-based awards to Company employees that are measured based on the grant-date fair value of the award, using the Black-Scholes option pricing model. Stock compensation expense is recognized over the requisite service period and also includes an estimate of expected forfeitures. The forfeiture assumption is ultimately adjusted to the actual forfeiture rate. Therefore, changes in the forfeiture assumptions do not impact the total amount of expense ultimately recognized over the vesting period. Rather, different forfeiture assumptions would only impact the timing of expense recognized over the vesting period.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09") an updated standard on revenue recognition. This ASU will supersede the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition, and most industry-specific guidance.  ASU 2014-09 provides enhancements to the quality and consistency of how revenue is reported while also improving comparability in the financial statements of companies reporting using US GAAP and International Financial Reporting Standards.  The core principle of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. In doing so the Company may be required to use more judgment and make more estimates than under current authoritative guidance. ASU 2014-09 will be effective for the Company in the first quarter of fiscal 2017 and may be applied on a full retrospective or modified retrospective approach. In April 2015, the FASB approved issuing an exposure draft to extend the effective date of ASU 2014-09 by a year for both public and non-public companies. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

3. Business Acquisitions

On March 31, 2014 the Company entered into a Unit Purchase agreement with Rovi to purchase 100% of the outstanding units of DivX LLC and its Subsidiaries for a purchase price of $52.5 million and additional consideration of up to $22.5 million payable upon the achievement of revenue milestones.

In connection with this acquisition, the Company incurred an aggregate of $0.5 million in expenses in connection with the acquisition of DivX from Rovi.

The acquisition of DivX has been accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations.” Under the acquisition method of accounting, the total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed of DivX, based on their estimated fair values. The allocation of the purchase price to the assets acquired and liabilities assumed was as follows (in thousands):

Cash	$2,192
Contract receivable	34,263
Accounts receivable	5,102
Income tax receivable	4,080
Prepaid expenses	732
Property and equipment, net	774
Intangible assets	23,950
Deferred tax liability	(6,133)
Deferred revenue	(4,900)
Accounts payable	(2,419)
Employee compensation liabilities	(1,338)
Income taxes payable	(1,092)
Net assets acquired	55,211
Bargain purchase gain	(2,711)
Net consideration	$52,500

Because the total consideration paid was less than the fair value of the net assets acquired, the excess of the fair value of the net assets acquired over the value of consideration was recorded as a bargain purchase gain. The valuations were derived from fair value assessments and assumptions used by management. We have assessed the recognition and measurements of the assets acquired and liabilities assumed based on historical and pro forma data for future periods and have concluded that our valuation procedures and resulting measures were appropriate.  The gain is included in the line item “Bargain purchase gain” in the nine months ended December 31, 2014 Consolidated Statement of Operations.  The bargain purchase gain is not taxable for income tax purposes.

Under the terms of the Unit Purchase agreement the Company would be required to pay additional purchase consideration of up to $22.5 million based on the achievement of certain cumulative annual revenue milestones over a three year period. Based on the Company’s revenue forecasts the likelihood of the achievement of such revenue milestones was deemed to be remote and as such no fair value was assigned to the contingent consideration as of the valuation date.

The allocation of the purchase price to the net assets acquired and liabilities assumed resulted in the recognition of the following intangible assets (in thousands):

	Amount	Estimated Useful Life (in years)
Developed technology	$13,900	5
Customer relationships	5,900	5
Trademark	4,150	7
Total intangible assets	$23,950

The fair value of the identified intangible assets acquired in connection with our acquisitions was estimated using an income approach. Under the income approach, an intangible asset’s fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. The fair value of the intangible assets was calculated using an income approach and the rate utilized to discount net future cash flows to their present values was based on a weighted average cost of capital of 22%.

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

Contract Receivable

The purchase price allocation includes estimated accounts and contract receivables of $39.4 million. Of this amount, $34.3 million is attributable to an adjustment to record the fair value of assumed contractual payments due to DivX for which no additional obligations exists in order to receive such payments. These contractual payments are for fixed multi-year site licenses and guaranteed minimum-royalty licenses.

DivX’s revenue is primarily derived from royalties paid by licensees to acquire intellectual property rights. Revenue in such transactions is recognized during the period in which such customers reported the number of royalty-eligible units that they have shipped. As the first royalty reports received from customers post-acquisition were for shipments made prior to the acquisition, these amounts did not meet the requirements for the Company to recognize the revenue. However, the cash payments associated with these reports were (and will be) received by the Company.

In certain multi-year site licenses and guaranteed minimum-royalty licenses, DivX, under Rovi ownership, entered into extended payment programs. Revenue related to such extended payment programs were recognized at the earlier of when cash was received or when periodic payments became due. The payment terms extend over the term of the multi-year license, the remaining contractual payments that exist at the acquisition date will be received by the Company. As the Company assumed no additional obligations under such contracts, these payments are considered a fixed payment stream, rather than revenue. This fixed payment stream is accounted for as an element of receivable and included as part of the acquisition accounting.

            The fair value of the remaining contractual payment due under the applicable contracts is estimated by calculating the discounted cash flows associated with such future billings. Although, the Company will not recognize revenue as it collects the corresponding site license payments under these pre-acquisition contracts, the Company recognizes interest income at the discount rate for the fair valued receivable during the period of the contract. Interest income recognized during the nine months ended December 31, 2014 was $0.5 million.

4. Financial Statement Details

Property and Equipment

Property and equipment consists of the following (in thousands):

Computer equipment	$572
Software	580
Leasehold improvements	2,534
Furniture and fixtures	146
Office equipment	44
Vehicle	33
3,909
Less accumulated depreciation and amortization	(352)
$3,557

Depreciation and amortization expense for property and equipment was $0.4 million for the nine months ended December 31, 2014.

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

Purchased Intangible Assets

Purchased intangible assets consist of the following (in thousands):

	Gross	Accumulated Amortization	Net
Developed technologies	$13,900	$(2,085)	$11,815
Tradename	4,150	(445)	3,705
Customer lists	5,900	(885)	5,015
Total purchased intangible assets	$23,950	$(3,415)	$20,535

Future estimated amortization expense over the following five-year period is as follows (in thousands):

2015	$4,553
2016	4,553
2017	4,553
2018	4,553
2019	2,323

5. Stockholder’s Equity

Preferred Stock

The Company has authorized 9,000,000 shares of $0.001 par value Series A non-redeemable Preferred Stock, all of which were issued and outstanding as of December 31, 2014. The Series A Preferred Stock is non-convertible, has voting rights and has an 8% cumulative annual dividend rate payable when declared by the board of directors. The Series A Preferred Stock has a $6.242 per share liquidation preference over common stock, and must be paid before any distribution is made to common stockholders.

Share-based Compensation

Employees of the Company have been granted stock options and stock appreciation rights under the 2014 Stock Incentive Plan, which has authorized the Company to grant up to 10,000,000 common stock options.  All options generally vest over four years, have exercise prices more than or equal to the fair market value of the common stock of DivX Corporation as of the grant date, and expire ten years from the date of grant. Compensation costs of $26,110 were recognized as salaries and benefits expense for the nine months ended December 31, 2014.

The following table summarizes information about stock option activity for the nine months ended December 31, 2014 (in thousands, except per share data).

	Number of Stock Options	Weighted- Average Exercise price	Weighted- Average Remaining Contract Term (Years)
Outstanding as of March 31, 2014	—	—
Granted	8,356	$0.07
Cancelled	(36)	$0.07
Outstanding as of December 31, 2014	8,320		9.8

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following assumptions in the nine month period ended December 31, 2014:

Average expected life (in years)	3.0
Average interest rate	1.07%
Average volatility	30%
Dividend yield	—

As of December 31, 2014, there was $ 0.1 million of unrecognized share-based compensation cost which is expected to be recognized over a weighted-average period of 3.25 years.

6. Commitments

The Company has multiple operating leases for facilities and equipment expiring through 2019. As of December 31, 2014, the Company has no outstanding capital leases. Rent expense under operating leases was $1.4 million for nine months ended December 31, 2014.

Future minimum payments under non-cancelable operating leases with initial terms of one year or more consists of the following at December 31, 2014 (in thousands):

2015	$1,111
2016	929
2017	855
2018	862
2019	710
Total minimum lease payments	$4,467

7. Income taxes

(Loss) / income before income taxes is comprised of the following (in thousands):

Domestic	$(17,926)
Foreign	1,395
$(16,531)

The income tax provision (benefit) attributable to the loss from continuing operations before income taxes is summarized as follows (in thousands):

Current:
Federal	$—
State	15
Foreign	2,969
Total current	2,984
Deferred
Federal	(3,156)
State	(1,321)
Foreign	(318)
Total deferred	(4,795)
Total income tax benefit	$(1,811)

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

The following is a reconciliation of the Company’s expected statutory federal income tax provision (benefit) to the provision for income taxes for continuing operations (in thousands):

Expected income tax provision at federal statutory tax rate	$(5,786)
State income tax provision (benefit), net of federal benefit	(1,068)
Bargain purchase gain	(948)
Acquisition expenses	223
Valuation allowance	6,000
Tax credits	(266)
Other	34
Income tax benefit	$(1,811)

The difference between the effective and statutory amount is attributed primarily to the federal and state valuation allowances on our deferred tax assets as discussed below.  As a result of our net operating losses and the state deferred tax asset position, we expect to continue to provide for a full valuation allowance against substantially all our net federal and our net state deferred tax assets. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s net deferred taxes related to continuing operations as of December 31, 2014, are as follows (in thousands):

Deferred tax assets:
Allowance for doubtful accounts	$402
Accrued liabilities	966
Stock-based compensation	21
Net operating losses	4,458
Credits	3,092
Other, net	2,067
Total deferred tax assets	11,006
Less: deferred tax liabilities - purchased intangible assets	6,343
Total net deferred tax assets	4,663
Less: valuation allowance	6,000
Net deferred tax liabilities	$(1,337)

During 2014, management determined that it was not more likely than not that the Company will realize a benefit from the deferred tax assets in a future period in the federal and state jurisdictions. Therefore, a full valuation allowance was recognized against these deferred tax assets at year end. The net valuation allowance increased $6.0 million.

As of December 31, 2014, the Company had federal and state net operating loss carryforwards of approximately $11.0 million and $10.9 million, respectively. The federal and state net operating losses begin to expire in 2034 and 2034, respectively.  As of December 31, 2014, the Company had federal and state research and development credit carryforwards of approximately $0.2 million and $0.1 million, respectively.  The federal research and development credit begins to expire in 2034.  The state research and development credit carries forward indefinitely.  As of December 31, 2014, the Company had a foreign tax credit carryforward of approximately $2.9 million.  Our ability to utilize our federal tax attribute carryforwards may be limited by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), which imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its tax attribute carryforwards to reduce its liability.  An ownership change is generally defined as a greater than 50% increase in equity ownership by 5% shareholders in any three-year period.

As of December 31, 2014, there were unrecognized tax benefits of approximately $0.1 million and we do not expect a significant increase or decrease to the total amounts of unrecognized tax benefits within the next twelve months.  Interest and penalties on unrecognized tax benefits are recorded within tax expense.

DivX Corporation
Notes to the Consolidated Financial Statements (continued)

8. Employee retirement plan

The Company has a 401(k) defined contribution retirement plan covering all employees employed as of the 1st of the month, or the 1st of the month after hire. The Company may, at its sole discretion, match 50% of employee contributions up to 6% of gross wages. For the nine months ended December 31, 2014, the Company provided a matching contribution of $0.2 million.

9. Segment information and concentration of risk

Segment information

The Company’s operations are located primarily in the United States, and most of its assets are located in San Diego, California. The Company operates in one segment. Our chief operating decision-maker reviews our operating results on an aggregate basis and manages our operations as a single operating segment. Revenues are derived the following geographic regions from which our customers manufacture products (in thousands):

North America	$3,347
Europe	5,528
Asia	10,429
Total	$19,304

Concentration of risk

The Company has historically generated a substantial amount of its revenue from international sales. Any significant decline in the Company’s international sales could have a material adverse effect on its business, financial condition and results of operations.

For the nine months ended December 31, 2014, the Company’s revenues outside North America in Europe and Asia, comprised 54% and 29%, respectively, of its total net revenues.

10. Subsequent Event

On January 2, 2015, the Company entered into an Agreement and Plan of Merger, (“Merger Agreement”), with NeuLion, Inc., (“NeuLion”), a New York based company that offers end-to-end solutions for delivering live and on-demand content to Internet-enabled devices. Pursuant to the Merger Agreement, the Company will merge with NLDMC, Inc., a newly formed, wholly owned subsidiary of NeuLion, and the Company will become a wholly owned subsidiary of NeuLion. The merger was completed on January 30, 2015.

In the Merger, the Company’s stockholder received the merger consideration of $62.5 million, consisting of $37.5 million in shares of NeuLion common stock and a $25 million two-year convertible note, subject to working capital adjustments. Upon closing, NeuLion issued 35,890,216 shares of common stock at a set price of $1.045 per share.